FUND PARTICIPATION AGREEMENT

This Agreement dated as of the 11th day of October, 2013 is made by and among Nationwide Financial Services, Inc. on behalf of its subsidiary life insurance companies listed on Exhibit A (collectively, “Nationwide”) and the current and any future Nationwide separate accounts as applicable (“Variable Accounts”); The Merger Fund VL, an open-end investment company (the “Funds”); and Westchester Capital Management, LLC (the “Company”) which serves as adviser to the Funds, including any funds listed on Exhibit B.

RECITALS

WHEREAS, Nationwide is engaged in developing and offering variable annuity and variable life insurance products (collectively “Variable Products”) through its Variable Accounts; and

WHEREAS, Nationwide also provides administrative and/of recordkeeping services for the Variable Products and in all other respects provides operational support in connection with the offering and maintenance of the Variable Products; and

WHEREAS, the Company and the Funds have obtained an order from the Securities and Exchange Commission (the “SEC”), granting Participating Insurance Companies (as defined in the order) and variable annuity and variable insurance separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940 (the “1940 Act”) which for the purposes of this Agreement includes the rules and regulations thereunder, all as amended from time to time, as may apply to a Fund or any portfolio or class thereof, including pursuant to any exemptive, interpretive or other relief or guidance issued by the SEC or the staff of the SEC under such Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of a Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated, fife insurance companies (the “Mixed and Shared Funding Exemptive Order”); and

WHEREAS, Nationwide and the Company mutually desire the inclusion of the Funds as investment options in the Variable Products; and

WHEREAS, the Variable Products allow for the allocation of net amounts received by Nationwide and the Variable Accounts to the Company for investment in shares of the Funds; and

WHEREAS, selection of investment options is made by contract owners of the Variable Products and such contract owners may reallocate their investments among the investment options in accordance with the terms of the Variable Products; and

NOW THEREFORE, Nationwide and the Funds, in consideration of the undertaking described herein, agree that the Funds will be available as investment’ options in the Variable Products offered by Nationwide, subject to the following:

REPRESENTATIONS

REPRESENTATIONS BY NATIONWIDE

Nationwide Financial Services, Inc. represents that it is a holding company duly organized and in good standing under applicable state law.  Nationwide represents that its life insurance companies have been duly organized and are in good standing under applicable state law.

Nationwide represents that its life insurance company subsidiaries have validly established all separate accounts under applicable state law.  Each Variable Account is or will be registered as a unit investment trust in accordance with the provisions of the 1940 Act, unless excluded from registration based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, or any other applicable exemption, and that it will maintain such registration for so long as any Variable Accounts are outstanding.

Nationwide represents that the Variable Products are registered for sale under the Securities Act of 1933 Act, as amended, (the “1933 Act”) and that it will amend the registration statements under the 1933 Act and the 1940 Act for the Variable Products from time to time as required to effect the continuous offering of the Variable Products, unless otherwise exempt or excluded.  Nationwide will also seek to have the Variable Products approved by state insurance authorities in jurisdictions where those annuity contract or life insurance policies will he offered.

Nationwide represents that the annuity contracts and/or life insurance policies are currently and at the time of issuance will be treated as annuity contracts and/or life insurance policies under the appropriate-provisions of the Internal Revenue Code of 1986, as Amended (the “Code”).  Nationwide shall make every effort to maintain such treatment, and will immediately notify the Company upon having a reasonable basis for believing that such annuity contracts or life insurance policies have ceased to be so treated or that they might not be so treated in the future.

Nationwide represents that it has policies and procedures in effect with respect to the processing and transmission of orders to purchase and redeem Fund shares reasonably designed to monitor and prevent orders received after (lie close of trading, generally 4:00 p.m. Eastern Time, on the New York Stock Exchange (“Close of Trading”), on any Business Day from being aggregated and communicated to the Funds with orders received before Close of Trading (consistent with Section 22(c) of the 1940 Act and Rule 22c-1 thereunder).

Nationwide has policies and procedures in effect to detect and deter, and it will provide reasonable assistance requested by the Company related to the deterrence of, short-term or disruptive trading practices.  Nationwide’s policies and procedures include, but are not limited to: monitoring participant trading activity, imposing trade restrictions and enforcing redemption fees imposed by the Funds (if applicable), Company acknowledges that Nationwide may apply its own trade monitoring and restriction policies and procedures to trading of Fund shares hereunder which may differ from the criteria set forth in the Fund’s prospectus and statement of additional information (“SAT’).

Nationwide represents that it will conduct its activities hereunder in material conformity with all applicable federal and state laws and regulations.

Nationwide represents and warrants that all of its directors, officers, and employees who deal with the money and/or securities of any Variable Accounts are and shall continue to be at all times covered by a blanket fidelity bond.  Nationwide represents that it maintains fidelity bond coverage with limits of at least $25 million.  The fidelity bond(s) shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

RERESENTATIONS BY THE FUND

Each Fund represents that it is duly organized and validly existing under applicable state law.  Each Fund represents that its shares are duly authorized for issuance in accordance with applicable law, that the Fund is registered as an open-end management investment company under the 1940 Act, and the Fund will maintain its registration as an investment company under the 1940 Act.

Each Fund shall take all such actions as are necessary to permit the sale of its shares to the Variable Accounts, including registering its shares sold, to the Variable Accounts under the 1933 Act.  Each Fund will amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.  Each Fund will register and qualify its shares for sale in all states and will promptly notify Nationwide if any shares are not qualified in a particular state.

Each Fund represents that it is currently qualified as a regulated investment company under Subchapter M of the Code, and that it shall maintain such qualification.  Each Fund shall promptly notify Nationwide upon having a reasonable basis for believing that it has ceased to so qualify, or that it may not qualify as such in the future.

The Funds have policies and procedures in effect designed to deter frequent purchases and redemptions.  These polices are disclosed in the Funds’ prospectuses and such policies, as disclosed, will be uniformly and consistently applied to all shareholders, unless otherwise disclosed in the Fund’s prospectus.

The Funds represent that any Funds utilized in the Variable Products currently comply with the diversification requirements pursuant to Section 817(h) of the Code and Section 1.817-5(b) of tire Federal Tax Regulations, if required, and that such Funds will make every effort to maintain the Funds’ compliance with such diversification requirements, unless the Funds are otherwise exempt from Section 817(h) and/or except as otherwise disclosed in each Fund’s prospectus.  The Funds will notify Nationwide promptly upon having a reasonable basis for believing any Fund has ceased to comply.  The Funds shall make every effort to remedy any failure to comply with Section 817(h) within the time frame set forth by Section 817(h).

The Fund makes no representations as to whether any aspect of its operations (including, but not limited to investment policies and fees and expenses) complies with the insurance laws of the various states.

The Company, as the adviser of the Funds represents that it is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and will remain duly registered under all applicable federal and state securities laws and that it will perform its obligations for each Fund in accordance with any applicable state and federal securities laws.

Each party to this Agreement will maintain all records required to be maintained by it pursuant to applicable law.  Such records will be preserved, maintained and made available to the extent required by law and in accordance with the 1940 Act and the rules thereunder.  This provision shall survive termination of the Agreement.

TRADING

Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees to act, as a limited agent of the Funds for the sole purpose of receiving instructions from duly authorized parties for the purchase and redemption of Fund shares prior to the close of regular trading each Business Day.  A “Business Day’ shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value as set forth in the Fund’s most recent prospectus and SAI.  Except as particularly stated in this paragraph, Nationwide shall have no authority to act on behalf of the Funds or to incur any cost or liability on its behalf, Both parties agree to follow any written guidelines or standards relating to the sale or distribution of the shares as may be provided in the provisions outlined in Exhibit C, as well as to follow any applicable federal and/or state securities laws, rules or regulations.

Notwithstanding the foregoing, the Board of Trustees of the Fund (the “Board”) may refuse to permit a Fund to sell any shares to Nationwide and the Variable Accounts, or suspend or terminate the offering of Fund shares if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, in the best interest of the shareholders of a Fund.  The Funds reserve the right to take all actions, including but not limited to, dissolution, reorganization, liquidation, merger or sale of all assets of a Fund or any portfolio, as applicable, upon the sole authorization of the Board, acting in good faith, and shall notify Nationwide promptly, in writing, of any such determination by the Board.

VOTING

For so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for Variable Products, Nationwide shall distribute to contract owners all proxy material furnished by the Funds (provided that such material is received by ‘Nationwide or its designated agent at least 10 Business Days prior to the date scheduled for mailing to contract owners) and shall vote Fund shares in accordance with instructions received from the contract owners who have interests in such Fund shares.  Nationwide shall vote the Fund shares for which no instructions have been received in the same proportion as Fund shares for which said instructions have been received from the contract owners, provided that such proportional voting is not prohibited by a contract owner’s qualified retirement plan document, if applicable, and provided that no other manner is required by the SEC.  Nationwide and its agents will in no way recommend an action in connection with or oppose or interfere with the solicitation of proxies in the Fund shares.

The Company shall cause any third party vendor providing services on behalf of the Company, with regard to proxy material, to sign a confidentiality agreement that includes reasonable nondisclosure provisions.

DOCUMENTS AND OTHER MATERIALS

DOCUMENTS PROVIDED BY NATIONWIDE

Nationwide agrees to provide the Company, upon written request, any reports indicating the number of contract or policy owners having interests in the Variable Products corresponding to a Variable Account’s acquisition of Fund shares and such other information (including books and records) that the Company may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order.

DOCUMENTS PROVIDED BY THE FUNDS

Within five (5) Business Days after the end of each calendar month, the Company shall’ provide Nationwide, or its designee, electronic access to shareholder account information, which shall include all transactions made during that particular month and the outstanding share balance.  In the event electronic access cannot be provided, the Company shall provide Nationwide or its designees with a hard copy monthly statement of account confirming all transactions made during that month along with the outstanding share balance.

The Funds shall promptly provide Nationwide with a reasonable quantity (in light of the number of existing contract or policy owners) of the Funds’ prospectuses, SAI’s and any supplements thereto, and semi-annual and annual reports.

SALES MATERIAL AND INFORMATION

Nationwide shall furnish, or shall cause to he furnished, to the Company or its designee, each piece of sales literature or other promotional material in which a Fund, the Company, or any affiliate of the Company are named, at least seven (7) Business Days prior to its use.  No such material shall be used if a Fund, the Company, or their respective designees reasonably objects to such use within seven (7) Business Days after receipt of such material.  Notwithstanding the foregoing, Nationwide may identify the Funds in a listing of funds available as underlying investment options without prior review.

Nationwide shall not give any information or make any representations or statement on behalf of a Fund, the Company or any affiliate of the Company or concerning a Fund or any other such entity in connection with the sale of the Variable Products other than the information or representations contained in the registration statement, prospectus or statement of additional information for a Fund, as such registration statement, prospectus and statement of additional information may he amended or supplemented from time to time, or in reports or proxy statements for a Fund, or in sales literature or other promotional material approved by a Fund, the Company or their respective designees, except with the written permission of a Fund, .the Company or their respective designees.  The Funds, the Company or their respective designees each agrees to respond to any request for approval on a prompt and timely basis.

A Fund or its designee shall furnish, or shall cause to he furnished, to Nationwide or its designee, each piece of sales literature or other promotional material in which Nationwide and/or the Variable Accounts are named, at least seven (7) Business Days prior to its use.  No such material shall he used if Nationwide or its designee reasonably objects to such use within seven (7) Business Days after receipt of such material.

A Fund shall not give any information or make any representations on behalf of Nationwide or concerning Nationwide, the Variable Accounts, or the Variable Products in connection with the sale of the Variable Products other than the information or representations contained in a registration statement, prospectus, or statement of additional information for the Variable Products, as such registration statement, prospectus and statement of additional information may he amended or supplemented from time to time, or in reports for the Variable Accounts, or in sales literature or other promotional material approved by Nationwide or its designee, except with the permission of Nationwide.  Nationwide or its designee agrees to respond to any request for approval on a prompt and timely basis.

For purpose of this section, the phrase “sales literature or other promotional material” includes but is not limited to advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), and sales literature (such as brochures, circulars, reprints or excerpts or any other advertisement, sales literature, or published articles), distributed or made generally available to customers or the public, educational or training materials or communications distributed or made generally available to some or all agents or employees.

EXPENSES

All expenses incident to the performance by Nationwide under this Agreement shall he paid by Nationwide.  Likewise, all expenses incident to the performance by the Company and/or Funds under this Agreement shall be paid by the Company and/or the Funds.

Nationwide is responsible for the expenses of the cost of registration of the Variable Products, unless otherwise exempt and the costs of having the Variable Products approved by state insurance authorities in the applicable jurisdictions.

The Funds are responsible for the expenses of the cost of registration of the Funds’ shares, or preparation of the Funds’ prospectuses, SAI’s, proxy materials, reports and the preparation of other related statements and notices required by law for distribution in reasonable quantities to contract owners except as otherwise mutually agreed upon by the parties to the Agreement.

Nationwide is responsible for distributing Fund prospectuses and semi-annual and annual reports to its existing contract owners.  For Nationwide’s annual mailing to contract owners of Variable Product prospectuses and Fund prospectuses and its mailing of semi-annual and annual reports, the Funds will provide updated Fund prospectuses and semi-annual and annual reports for mailing to contract owners, or if a combined printing is done by Nationwide, the Funds will pay the lesser of:

(a)	The cost to print individual fund prospectuses and semi-annual and annual reports; or

(b)	The Fund’s portion of the total printing costs if Nationwide does not use individual prospectuses and semi-annual and annual reports, but reprints such documents in another format; or

(c)
The Fund’s portion of the total reproduction costs if Nationwide does not use individual printed prospectuses and semi-annual and annual reports, but reproduces such documents in another allowable and appropriate medium (i.e. CD Rom or computer diskette) which is mutually agreed upon by both Nationwide and the Fund and subject to reasonable costs.

FUND SUBSTITUTION

If a party desires to remove a Fund from a Variable Product, whomever initiates the removal will pay reasonable expenses incurred by the other party as a result of removing such Fund as an available investment option.  The parties agree to provide reasonable advance notice of their election to remove a Fund.  The Company acknowledges that Nationwide may need to seek the approval of the SEC under Section 26(c) of the 1940 Act for any fund substitution.

MIXED AND SHARED FUNDING

The Funds represent that they have obtained the Mixed and Shared Funding Exemptive Order issued by the SEC under Section 6(c) of the 1940 Act.  As set forth in the notice of the Company’s application for the Mixed and Shared Funding Exemptive Order, Nationwide agrees to report any potential or existing conflicts promptly to the Board, and in particular whenever voting instructions of contract owners are disregarded, and recognizes that it will he responsible for assisting the Board in carrying out its responsibilities under such order.  Nationwide agrees to carry out such responsibilities with a view to the interests of existing contract owners.  Upon request, Nationwide shall provide the Board with all information reasonably necessary in order to assist the Board in complying with the obligations imposed upon it by the conditions contained in the Mixed and Shared Funding Exemptive Order.

If a majority of the Board, or a majority of Board members who are not “interested persons” of the Fund (as defined by the 1940 Act) (“Disinterested Board Members”), in its sole discretion determines that a material irreconcilable conflict exists with regard to contract owner investments in a Fund, the Board shall give prompt notice to all insurance companies participating in the Fund (“Participating Companies”), If the Board determines that Nationwide is responsible for causing or creating said conflict, Nationwide shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict.  Such necessary action may include, but shall not be limited to:

(a)
Withdrawing the assets allocable to the Variable Account from the Fund and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should he implemented to a vote of all affected contract owners and, as appropriate, segregating assets of any appropriate group that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and/or

(b)	Establishing a new separate account.

If a material irreconcilable conflict arises as a result of a decision by Nationwide to disregard contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all contract owners having an interest in the Fund, Nationwide may he required, at the Board’s election, to withdraw the Variable Account’s investment in the Fund,

To the extent required by applicable law or the Mixed and Shared Funding Exemptive Order, the responsibility of Nationwide to take remedial action in the event of a Board determination of a material irreconcilable conflict and to bear the cost of such remedial action will be carried out with the view only to the interests of existing contract owners.

For the purpose of this section, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund, the Company or an affiliate of the Company he required to establish or bear the expense of establishing a new funding medium for any Variable Product.  Nationwide shall not be required by this section to establish a new funding medium for any Variable Product if an offer to do so has been declined by vote of a majority of the contract owners materially and adversely affected by the irreconcilable material conflict.

If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions different from those contained in the Mixed and Shared Funding Exemptive Order, then a Fund, the Company and/or Nationwide, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and 6e- 3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.

PRIVACY AND CONFIDENTIAL INFORMATION

Confidentiality Obligation.  Each party shall hold the Confidential Information (defined below) of the other party in strict confidence.  Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

Confidential Information.  For purposes of this section and the next, “Confidential Information” means any data or proprietary information, information identified as confidential, or information that a reasonable business person would understand to be confidential.  This includes, but is not limited to, the customer information of each party.

Customer Information.  For purposes of this section, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform the terms of this Agreement and each party agrees to comply with all applicable provisions of the Gramm- Leach-Bliley Act.  In the event Confidential Information includes Customer Information, the Customer Information clause controls.

Confidential Information does not include information that: (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the Receiving Party or by no violation of this Agreement; (b) was lawfully received by the Receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the Disclosing Party; (d) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement; (e) is required to he disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; provided that the receiving party shall notify the disclosing party of such receipt and tender to it the defense of such demand; after such notice is provided, receiving party shall be entitled to comply with such subpoena or other process to the extent required by law; or, (f) any fees payable to Nationwide for performing certain administrative services.

Unauthorized Disclosure.  Receiving party shall promptly notify the disclosing party, and provide the details, of any unauthorized possession or use of the disclosing party’s Confidential Information.

Data Disposition.  Upon disclosing party’s written request, receiving party shall promptly return all documents and other media containing Confidential Information unless receiving party is required by applicable law to maintain such records.  Any information that cannot feasibly be returned shall be purged, deleted or destroyed.  The receiving party shall have an obligation to safeguard all other information.

SECURITY

Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Confidential Information (in electronic and paper format) that are in accordance with reasonable policies in these regards, and provide reasonably appropriate safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Confidential Information under this Agreement.

ANTI-MONEY LAUNDERING

Nationwide agrees that companies listed in Exhibit A will comply with the USA PATRIOT Act as applicable and effective.  Further, the Funds agree that it will comply with the USA PATRIOT Act as applicable and effective.

DISCLOSURE

Each party may disclose that it has entered into this arrangement

INDEMNIFICATION

Nationwide agrees to indemnify and hold harmless the Company and Funds, and each of their officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls the Company and/or Funds within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this section) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement thereof with written consent of Nationwide) and/or litigation expenses (including reasonable legal and other expenses) (collectively the ‘Losses”), to which the Indemnified Parties may become subject to when such Losses result from a breach by Nationwide of a material provision of this Agreement.  Nationwide will reimburse any reasonable legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses.  Nationwide shall not be liable for indemnification hereunder if such Losses are attributable to the had faith, negligence, willful misfeasance, willful misconduct of the Company or Fund in performing its obligations under this Agreement or the Company’s or Fund’s reckless disregard of its obligations hereunder.  Nationwide further agrees to indemnify and hold harmless the Indemnified Parties related to the Variable Products (issued by Nationwide) that arise out of or are based upon any untrue or alleged untrue statement or misrepresentation of any material fact contained in the registration statement, prospectus, statement of additional information, supplement for the Variable Products or contained in die Variable Products* policies or sales literature or other promotional materials for the Variable Products, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances, not misleading.  Notwithstanding the foregoing, this agreement to indemnify the Indemnified Parties shall not apply if such statement is based on information furnished to Nationwide by or on behalf of the Company or the Funds for use in connection with the sale of the Variable Products or shares of the Funds,

The Company and Funds agree to indemnify and hold harmless Nationwide and its officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls Nationwide within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of section) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement thereof with written consent of the Funds) and/or litigation expenses (including reasonable legal and other expenses) (collectively the “Losses”), to which the Indemnified Parties may become subject to when such Losses result from a breach by the Company and/or Funds of a material provision of this Agreement, The Company and/or Funds will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses.  The Company and/or Funds shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, negligence, willful misfeasance, willful misconduct of Nationwide in performing its obligations under this Agreement or Nationwide’s reckless disregard of its obligations hereunder.  The Company and/or Funds further agree to indemnify and hold harmless the Indemnified Parties related to the acquisition of the Funds’ shares that arise out of or are based upon any untrue or alleged untrue statement or misrepresentation of any material, fact contained in a registration statement, prospectus, statement of additional information, supplement for a Fund or sales literature or other promotional materials for a Fund, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances, not misleading.  Notwithstanding the foregoing, this agreement to indemnify the Indemnified Parties shall not apply if such statement is based on information furnished to the Company, the Funds or their respective designees by or on behalf of Nationwide for use in connection with the sale of the Variable Products or shares of the Funds.

Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party, in writing, of the commencement thereof; but the failure to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this section.  In the event that such an action is brought against any indemnified party, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof with counsel satisfactory to such Indemnified Party, the indemnifying party will not he liable to such indemnified party under this section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

The parties to this Agreement understand and agree that the obligations of this Agreement are not binding upon any shareholder, officer or Trustee/director of the Funds personally, and that each has notice of the provisions of the Declaration of Trust of the Funds disclaiming liability on one Fund for acts or obligations of another Fund,

APPLICABLE LAW

This Agreement shall be construed in accordance with the laws of the State of Ohio,

This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act and 1940 Act and the rules and regulations thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant.

TERMINATION

This Agreement shall terminate with regard to the availability of shares of a Fund (if specified) or all of the Funds as underlying investment options:

(a)	at the option of Nationwide or the Company or a Fund upon at least 60 days’ advance written notice to the other;

(b)
at any time upon the Company’s or a Fund’s election, if the Company or a Fund determines that liquidation of the Fund is in the best interest of the Fund or its beneficial owners.  Reasonable advance notice of election to liquidate shall he provided to Nationwide in order to permit the substitution of Fund shares, if necessary, with shares of another investment company pursuant to the 1940 Act and other applicable securities regulations;

(c)
at any time upon Nationwide’s election, in accordance with the 1940 Act and applicable regulations, to substitute such Fund shares with the shares of another investment company for the Variable Products for which tire Fund shares have been selected to serve as the underlying investment options.  Nationwide shall give reasonable notice to a Fund and the Company of any proposal to substitute Fund shares;

(d)
at the option of a Fund or the Company with 30 days’ advance written notice to Nationwide, upon the institution of relevant formal proceedings against Nationwide by FUSTRA, the Internal Revenue Service, the Department of Labor, the SEC, state insurance departments or any other regulatory body regarding Nationwide’^ duties under this Agreement or related to the sale of the Variable Products, the operation of the Variable Accounts, or the purchase of Fund shares;

(e)
at the option of Nationwide with 30 days advance written notice to the Funds and the Company, upon the institution of relevant formal proceedings against either the Company or the Funds by FINRA, the Internal Revenue Service, the Department of Labor, the SEC, state insurance departments or any other regulatory body;

(f)
at the option of any party for cause immediately upon written notice to the other parties upon a material breach of this Agreement if the breaching party does not cure the material breach within 30 days after receiving written notice of the material breach from the non-breaching party.

(g)	upon assignment of this Agreement except as otherwise provided in the “Assignment” section of this Agreement, unless made with the written consent of the parties hereto;

(h)	at the option of the Company, upon termination of any investment advisory agreement between the Funds and the Company.

Notwithstanding any of the foregoing provisions of this section, this Agreement shall remain in force and in effect for so long as allocations to any or all of the Variable Accounts remain invested in Fund shares.

NOTICE

Each notice or other communication required or permitted to be made or given by a party pursuant to this Agreement shall he given in writing and delivered by U.S. first class mail or overnight courier, in each case prepaid and addressed, to:

Nationwide Financial
One Nationwide Plaza, 1-12-101
Columbus, Ohio 43215
Attention: Associate Vice President, IMG External Funds Management Operations

If to the Company and the Funds:

Westchester Capital Management, LLC
100 Summit Lake Drive, Suite 201
Valhalla, New York 10595
Attention: Bruce Rubin

Any party may change its address by notifying the other party(ies) in writing.  Notices will be deemed given upon dispatch.

ENTIRE AGREEMENT

This Agreement, together with all contemporaneous exhibits, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior discussions, representations, and understandings, whether written or oral, between the parties related to the subject of this Agreement.

ASSIGNMENT

This Agreement shall he binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the written consent of the other parties except that upon notice to the other party either party may assign this Agreement to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets.

WAIVER OF AGREEMENT

No term or provision of this Agreement may he waived or modified unless done so in writing and signed by the party against whom such waiver or modification is sought to he enforced.  Either party’s failure to insist at any time on strict compliance with this Agreement or with any of the terms under this Agreement or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.

ENFORCEABILITY

If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

REMEDIES NOT EXCLUSIVE

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

TRADEMARKS

Except to the extent required by applicable law, no party shall use any other party’s names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of such party.  Notwithstanding the foregoing, Nationwide may identify the Funds in a listing of funds available as underlying investment options for so long as allocations to any or all of the Variable Accounts remain invested in Fund shares.

SURVIVABILITY

Sections “Privacy and Confidential Information,” ‘‘Security,” ‘‘Indemnification,” and “Trademarks” hereof shall survive termination of this Agreement.  In addition, all provisions of this Agreement shall survive termination of this Agreement in the event that any Variable Accounts are invested in a Fund at the time the termination becomes effective and shall survive for so long as such Variable Accounts remain so invested.

NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described in tins Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

PARTNERSHIPS/JOINT VENTURES.

Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

FORCE MAJEURE

No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

AMENDMENTS TO THIS AGREEMENT

This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits, executed by all parties to the Agreement.

NO THIRD PARTY BENEFICIARIES

Except as expressly set forth herein, no provisions of this Agreement is intended or shall be construed to provide or create any lights or benefits in any third party,

EXECUTION

Each party hereby represents and warrants to the other that the persons executing tins Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.  Except as particularly set forth herein, neither party assumes any responsibility hereunder and will not be liable to the other for any damages, loss of data, delay or any other loss whatsoever caused by events beyond its control,

This Agreement may he executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

NATIONWIDE FINANCIAL SERVICES, INC.

/s/ Terry C. Smetzer
Name:  Terry C. Smetzer
Title:  Assistant Treasurer

THE MERGER FUND VL, an open-end investment company (the “Funds”),

/s/ Bruce Rubin
Name:  Bruce Rubin
Title:  Chief Operating Officer

WESTCHESTER CAPITAL MANAGEMENT, LLC (the “Company”)

/s/ Bruce Rubin
Name:  Bruce Rubin
Title:  Chief Operating Officer

Exhibit A

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company

Any other existing or future direct or indirect subsidiaries of Nationwide Financial Services, Inc. issuing Separate Accounts, or performing duties or obligations hereunder on behalf of Nationwide provided that such subsidiary is duly formed, validly existing and has all necessary licenses.

EXHIBIT B

FUNDS

All current and future funds available for sale through the Variable Products, including but not limited to any funds listed below.

The Merger Fund VL

EXHIBIT C

FUND/SERV PROCESSING PROCEDURES
AND
MANUAL PROCESSING PROCEDURES

The purchase, redemption and settlement of shares of a Fund (“Shares”) will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service (“DCCS”) Processing Procedures below and ‘the rules and procedures of the SCC Division of the National Securities Clearing Corporation (“NSCC”) shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by Nationwide.  In the event of equipment failure or technical malfunctions or the parties’ inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties’ mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the SEC, receipt by Nationwide of any Instructions (as defined below) from the contract owner prior to the Close of Trading (as defined below) on any Business Day (as defined below) shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 3(c) of the Manual Processing Procedures.  Each Instruction shall he deemed to be accompanied by a representation by Nationwide that it has received proper authorization from each contract owner whose purchase, redemption, account transfer or exchange transaction is effected as a result of such- Instruction.

Notwithstanding anything to the contrary herein, Nationwide agrees that purchase and redemption orders for shares of the Funds are subject to the provisions of the then current prospectus of a Fund.

Fund/SERV-DCCS Processing Procedures

1.
On each business day that the New York Stock Exchange (the “Exchange”) is open for business and on which the Funds determine their net asset values (“Business Day”), the Funds or their designee shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from Nationwide electronically through Fund/SERV (“Instructions”) without supporting documentation from the contract owner.  On each Business Day, the Funds or their designee shall accept for processing any Instructions from Nationwide and shall process such Instructions in a timely manner.

2.
The Funds or their designee shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC.  The Funds or their designee shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the Funds or their designee that would affect its duties and obligations pursuant to this Agreement,

3.
Confirmed trades and any other information provided by the Funds or their designee to Nationwide through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4.
Trade information provided by Nationwide to the Funds or their designee through Fund/SERV” and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC.  All Instructions by Nationwide regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5.
For each Fund/SERV transaction, Nationwide shall provide the Funds or their designee with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which Nationwide hereby certifies is and shall remain true and correct.  Nationwide shall maintain documents required by the Funds to effect Fund/SERV transactions.  Nationwide certifies that all Instructions delivered to the Funds or their designee on any Business Day shall have been received by Nationwide from the contract owner by the close of trading (generally 4:00 p.m. Eastern Time (“ET”)) on the Exchange (the “Close of Trading”) on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to the Funds or their designee on the next Business Day.

Manual Processing Procedures

1.
On each Business Day, Nationwide may receive Instructions from the contract owner for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day.  Instructions in good order received by Nationwide prior to the Close of Trading on any given Business Day (generally, 4:00 p.m. ET (the “Trade Date”) and transmitted to the Funds or their designee by no later than 9:00 a.m. ET the Business Day following the Trade Date (“Trade Date plus One” or “T+1”), will be executed at the NAV (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date.

2.
As noted in Paragraph 1 above, by 9:00 am. ET on T+l (“Instruction Cutoff Time”) and after Nationwide has processed all approved transactions, Nationwide will transmit to the Funds or their designee via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to Nationwide and the Funds or their designee, a report (the “Instruction Report”) detailing the Instructions that were received by Nationwide prior to the Funds’ daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.

(a)
Nationwide represents that its policies and procedures with respect to the processing and transmission of orders to purchase and redeem Fund shares designed to monitor and prevent orders received after the Close of Trading on any Business Day from being aggregated and communicated to the Funds with orders received before Close of Trading apply to the Instructions received and processed under the Manual Processing Procedures.  Nationwide or its designees shall maintain records sufficient to identify the date and time of receipt of all contract owner transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, by appropriate governmental authorities.  Under no circumstances shall Nationwide change, alter or modify any Instructions received by it in good order.

(b)	Following the completion of the transmission of any Instructions by Nationwide to the Funds by the Instruction Cutoff-Time, Nationwide will verify that the Instruction was received by the Funds.

(c)
In the event that Nationwide transmits an Instruction to the Funds or their designee on any Business Day prior to the Instruction Cutoff Time and such Instruction is not received, by the Funds or their designee due to circumstances caused by the Funds or their, designee that prohibit the Funds or their designee’s receipt of such Instruction, such Instruction shall nonetheless be treated by the Funds or their designee as if it had been received by the Instruction Cutoff Time, provided that Nationwide retransmits such Instruction by facsimile transmission to the Funds or their designee and provided that Nationwide can present evidence that instructions were transmitted.

(d)	With respect to all Instructions, the Company’s financial control representative will manually adjust a Fund’s records for the Trade Date to reflect any Instructions sent by Nationwide.

3.
As set forth below, upon the timely receipt from Nationwide of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may he) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.

(a)
Except as otherwise provided herein, all purchase and redemption transactions will settle on T+l.  Settlements will he through net Federal Wire transfers to an account designated by a Fund.  In the case of Instructions which constitute a net purchase order, settlement shall occur by Nationwide initiating a wire transfer on T+l to the custodian for the Fund for receipt by the Funds’ custodian by no later than the Close of Business at the New York Federal Reserve Bank on T+l, causing the remittance of the requisite funds to the Funds or their designee to cover such net purchase order.

In the case of Instructions which constitute a net redemption order, settlement shall occur by the Funds or their designee causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire on T+l, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 .of the 1940 Act and Rule 22c-l thereunder, or (ii) suspend the right of redemption or postpone the date of payment or satisfaction upon redemption to the extent permitted by the 1940 Act, and any rules thereunder, and in accordance with the procedures and policies of a Fund as described in the then current prospectus of the Fund.  Settlements shall be in U.S. dollars.

(b)            Nationwide (and its Variable Accounts) shall be designated as record owner of each account (“Record Owner”) and the Funds or their designee shall provide Nationwide with all written confirmations required under federal and state securities laws.

(c)            On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will he suspended for the settlement of Instructions.  Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open.  The original T+l Settlement Date will not apply.  Rather, for purposes of this Paragraph 3(c) only, the Settlement Date will be the date on which the Instruction settles.

(d)            Nationwide shall, upon receipt of any confirmation or statement concerning the accounts, verify the accuracy of the information contained therein against the information contained in Nationwide5 s internal record-keeping system and shall promptly, advise the Funds or their designee in writing of any discrepancies between such information.  The Funds or their designee and Nationwide shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

Price Communication Time

By no later than 6:00 p.m. ET on each Trade Date (“Price Communication Time”), the Funds or their designee will communicate to Nationwide via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual or interest rate factor, determined at the Close of Trading on that Trade Date.

Adjustments

Subject to any policies or procedures adopted by the Funds’ Board of Trustees, in the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit C herein: (i) which is caused by the Funds or their designee, the Funds or their designee shall make any adjustments on the Funds’ accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the contract owner and Nationwide, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by Nationwide, the Funds or their designee shall make any adjustment on the Funds’ accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by Nationwide for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages.  In the event of any such adjustments on the Funds5 accounting system, Nationwide shall make the corresponding adjustments on its internal*record-keeping system.

In the event that errors or delays with respect to the Fund/SERV Processing Procedures or the Manual Processing Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay.  All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.